Exhibit 10.30

PROMISSORY NOTE

Principal Amount of Note:  $3,300,000

Date of the Note: February 12, 2016

Maturity Date: Earlier of (i) 5 days following completion of FXSP offering or (ii) August 12, 2016

Holder’s Name and Address:

Fantex Holdings, Inc.
330 Townsend St., Suite 234
San Francisco, CA 94107

FOR VALUE RECEIVED, the undersigned Fantex, Inc., its successors and assigns (“Maker”), hereby promises to pay to the order of Fantex Holdings, Inc. (“Holder”), at its corporate office located at the address shown above, or at such other place as the Holder may from time to time designate to the Maker in writing, in legal tender of the United States, the principal amount of the Note shown above (the “Principal Amount”) together with interest at the rate set forth below on the unpaid balance of the Principal Amount as follows:

1.	Simple interest shall accrue on the unpaid balance of the Principal Amount at the rate of 8% per annum, based on a year of 365 days for the actual number of days elapsed.
2.	Interest shall accrue and be due and payable to Holder on or after the Maturity Date upon Holders request, subject to the Maker’s right to prepay at any time as provided for below.
3.	Any unpaid Principal Amount shall be due and payable to Holder on or after the Maturity Date upon Holder’s request, subject to the Maker’s right to prepay at any time as provided for below.

Maker agrees to pay all costs of collection of this Note, including reasonable attorney’s fees and all costs, expenses and attorney’s fees for any retrial, rehearing or appeals, on failure to pay any principal or other sums due under this Note on the due date thereof.  If any principal, interest or other sums due under this Note are not paid within 30 days of the due date, this Note and all sums due hereunder shall bear interest at the highest lawful rate of interest permitted in the State of California from the date when such sums are due.  The interest payable or agreed to be paid hereunder shall not exceed the highest lawful rate of interest permitted in the State of California, and if, inadvertently, there is such excess sum, it shall be applied to reduce the Principal Amount.

Maker hereby waives presentment for payment, protest, notice, notice of protest and notice of dishonor and agrees to remain and continue to be bound for the payment of all sums due under this Note notwithstanding any renewals or extension of the time for payment of sums due hereunder or any changes by way of release, surrender or substitution of any security for this Note, and waives all and every kind of notice of such extensions or changes and agrees that the same may be made without its joinder.

This Note shall be construed and enforced according to the laws of the State of California, without regard to the conflicts of laws provisions thereof.

This Note may be prepaid in whole or in part at any time, without penalty, and any prepayment shall apply first to accrued but unpaid interest and then to principal.  Amounts prepaid may not be redrawn.

This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by the undersigned Maker.

FANTEX, INC.

By: /s/ David Mullin

Name: David Mullin

Title:    CFO